UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

4675 MacArthur Court, Suite 800, Newport Beach, California	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On March 6, 2014, Canton Renewables, LLC (the “Borrower”), a wholly owned subsidiary of Clean Energy Fuels Corp. (the “Company”), arranged for the issuance of Solid Waste Facility Limited Obligation Revenue Bonds (Canton Renewables,  LLC — Sauk Trail Hills Project) Series 2014 in the aggregate principal amount of $12.4 million (the “Bonds”).  The Bonds will be issued by the Michigan Strategic Fund (the “Issuer”) and the proceeds of such issuance will be loaned by the Issuer to the Borrower.  The Bonds are expected to be repaid from revenue generated by the Borrower from the sale of renewable natural gas (“RNG”) and will be secured by the revenue and assets of the Borrower.  The Bond repayments will be amortized through July 1, 2022, the average coupon interest rate on the Bonds is 6.9%, and all but $1.0 million of the principal amount of the Bonds is non-recourse to the Borrower’s parent companies including the Company.  The Bond issuance is expected to close on or about March 19, 2014, subject to the satisfaction of certain customary closing conditions.

The Borrower expects to use the Bond proceeds primarily to (i) refinance the cost of constructing and equipping its RNG extraction and production project in Canton, Michigan and (ii) pay a portion of the costs associated with the issuance of the Bonds.  The refinancing described in the prior sentence is expected to be accomplished through distributions to the Borrower’s direct and indirect parent companies who provided the financing for the RNG production facility, and such companies plan to use such distributions to finance construction of additional RNG extraction and processing projects and for working capital purposes.

The above is neither an offer to sell nor a solicitation of an offer to buy any of the securities described, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2014		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer